Exhibit 99.1

              Immunicon Corporation Announces Release for Sale of
                     the CellTracks(R) Endothelial Cell Kit

    HUNTINGDON VALLEY, P.A. Dec. 9 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that its CellTracks(R) Endothelial Cell Kit has been released for sale for Research Use Only (RUO). The CellTracks(R) Endothelial Cell Kit is used in conjunction with Immunicon's CellTracks(R) AutoPrep System for blood sample preparation and the Immunicon CellSpotter(R) Analyzer to capture, count and characterize circulating endothelial cells from whole blood. Endothelial cells form the lining of blood vessels and play a key role in the development of many diseases including cardiovascular disease. Enumeration and characterization of such circulating endothelial cells (CECs) may provide insights into the nature of specific disease processes and response to treatment.

    "This is an important milestone for Immunicon," said Leon Terstappen, MD, PhD, Immunicon's Chief Scientific Officer. "The CellTracks(R) Endothelial Cell Kit is the second major application of our technology for rare cell analysis. We believe this product will add significant value in many research applications and potentially opens up new opportunities for Immunicon to develop diagnostic products in cardiovascular disease and other fields."

    The CellTracks(R) Endothelial Cell Kit is available for immediate sale.


    Immunicon Corporation

    Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research, and may have application in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com


    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex, LLC, a Johnson and Johnson company; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.


    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter" and "CellTracks" are registered trademarks of Immunivest Corporation, a wholly owned subsidiary of Immunicon Corporation. ALL RIGHTS RESERVED.


     Contact Information:
     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media: The Ruth Group
     Greg Tiberend (media)
     646-536-7005 gtiberend@theruthgroup.com
     John Quirk (investors)
     646-536-7029 jquirk@theruthgroup.com



SOURCE  Immunicon Corporation
    -0-                             12/09/2004
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; or Greg Tiberend media, +1-646-536-7005, gtiberend@theruthgroup.com, or John Quirk, investors, +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group for Immunicon Corporation/
     Web Site: http://www.immunicon.com/
     (IMMC)

CO:  Immunicon Corporation; Veridex, LLC; Johnson and Johnson company
ST:  Pennsylvania
IN:  HEA MTC
SU:  PDT